Exhibit 1

Joint Filing Agreement

Each of the undersigned hereby agrees that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that all subsequent amendments to this statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.

The undersigned further agree that each party hereto is responsible for the timely filing of such statement on Schedule 13D and any amendments thereto on their respective behalf, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement as of October 23, 2026.

Oxford Gate Management, LLC

By:	/s/ Saul B. Rosenthal
Name:	Saul B. Rosenthal
Title:	President

Oxford Funds, LLC

By:	/s/ Jonathan H. Cohen
Name:	Jonathan H. Cohen
Title:	Managing Member

Saul B. Rosenthal

By:	/s/ Saul B. Rosenthal

Jonathan H. Cohen

By:	/s/ Jonathan H. Cohen